FOCUS Enhancements Reports Third Quarter 2004 Results

Revenue Increases 15 Percent Versus Second Quarter: Second Sequential Quarterly Increase in 2004

CAMPBELL, CA -- 11/15/2004 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in video production and conversion technology, today announced financial results for its third quarter and nine months ended September 30, 2004.

Revenue for the third quarter was $5.8 million, compared to $5.0 million for the second quarter of 2004 and $10.8 million for the third quarter of 2003. As previously announced, sales of FS454s primarily to Microsoft represented approximately $6.9 million of the company's third quarter 2003 revenues. Microsoft ceased placing significant orders for the FS454 in late January 2004. For the third quarter of 2004, net loss was $2.5 million, a loss of $0.05 per share, versus net income of $532,000, or $0.01 per share, in the comparable quarter of 2003. At September 30, 2004, the company had a backlog of $1.1 million of which $400,000 were orders for the company's newest mixers. The company's MX-4 mixer began shipping in early November and its MX-4DV mixer is scheduled to ship later this quarter. The mixer backlog had previously been forecasted to ship in the third quarter of 2004.

"This quarter, we delivered our second successive quarter of sequential revenue growth, while continuing our strategic research and development investments in Ultra Wideband for the future," said Brett Moyer, president and chief executive officer of FOCUS Enhancements. "In our Systems Business, we broadened our product offerings in multiple markets and developed new customer relationships, while benefiting from the successful integration of our recent acquisitions of COMO Computer & Motion GmbH and Visual Circuits Corporation. We are seeing excellent traction in the digital signage business, with solid demand and ongoing shipments to Wal-Mart and Best Buy, and we expect to announce a deal with a third major retailer in this market before year end."

Research and development (R&D) expenses increased $1.4 million to $2.5 million for the quarter when compared to the third quarter a year ago, reflecting additional headcount and expenditure related to the company's investment in Ultra Wideband (UWB) technology, as well as the acquisitions of COMO and Visual Circuits Corporation in February and May of 2004, respectively. This increase in investment in UWB technology resulted in the company's Semiconductor Business increasing its R&D spending to $1.3 million for the three months ended September 30, 2004, compared to $540,000 for the third quarter of 2003. The increase in investment in the Systems Business is a result of the company's investments into digital asset management and digital signage technologies as a result of the acquisitions.

Moyer continued, "In the Semiconductor Business, we achieved a number of significant milestones. Most recently we announced Cadence Design Systems will design the high performance video-centric UWB integrated circuits using our proprietary UWB technology, and Jazz Semiconductor and Taiwan Semiconductor (TSMC) will manufacture the chipset. We remain on track to sample UWB chips towards the end of the first half of 2005, and we anticipate shipping production quality chips in the second half of 2005. We are truly excited about the prospects for ramping production of our UWB technology in an extended push into the market for wireless home video."

"We are very impressed with the technology demonstrated to us by FOCUS Enhancements. We feel our Engineering Services, methodologies and expertise are perfectly suited to the demanding requirements of developing UWB integrated circuits," said YY Lee, Vice President of World-Wide Services, from Cadence.

Revenue for the nine months ended September 30, 2004 was $14.9 million, compared to $19.2 million reported for the same period of 2003. Net loss for the 2004 period was $6.7 million, or $0.14 per share, versus a net loss of $1.2 million, or $0.03 per share, for the comparable 2003 period.

Financial Guidance

Gary Williams, chief financial officer of FOCUS Enhancements, stated, "Favorable shifts in product mix contributed to gross margin improvement to 39 percent this quarter, compared to 31 percent a year ago and 36 percent in the second quarter. We expect continued improvement in gross margin in the fourth quarter to more than 40 percent."

Moyer added, "We anticipate revenue for the fourth quarter between $7.5 million and $8.2 million, up over 25 percent sequentially from the third quarter of 2004, with our annual 2004 total revenue ranging between $22.4 million to $23.1 million. We expect fourth quarter 2004 expenses to increase $2.0 to $2.5 million sequentially, specifically related to work on our UWB initiative. As a result, EPS guidance, which had been on hold pending our UWB manufacturing partner announcement, is estimated to be a loss of $0.07 to $0.08 cents per share in the fourth quarter 2004."

Moyer concluded, "Anticipating our third sequential quarter of revenue growth, and with contribution from our existing business operations and recently announced financing, we feel confident we can grow our existing business and fund our UWB initiative through customer sampling, which is expected to occur late in the first half of 2005."

Recent Highlights

Semiconductor Business:

--  Announced that FOCUS Enhancements' UWB technology enables wireless video transmission at a raw data rate of 216 megabits per second (Mbps) at distances of up to 20 meters. Performance will be scaleable and be nearly twice the bandwidth and transmission distance criteria set forth by the
    Multiband OFDM Alliance (MBOA) and by the Institute of Electrical and
    Electronics Engineers (IEEE) in its UWB protocol, 802.15.3a.
--  Created a team under FOCUS Enhancements' leadership to design, develop and produce the high performance video-centric UWB chipset using FOCUS
    Enhancements' proprietary technology.
--  In July, introduced the FS453 video-processor daughter card for the
    Freescale i.MX21 application development system to provide a power-
    efficient TV-Out solution for power-sensitive applications such as media appliances or hand-held devices.
--  In the quarter, we had 18 design starts, seven design wins, and six designs went into production.
Systems Business:
--  For the three months ended September 30, 2004, sales of system products to distributors, retailers and value added resellers were approximately $5.1 million compared to $3.4 million for the same period in
    2003, an increase of $1.7 million, or 50 percent.
--  Digital signage is continuing to expand as Best Buy and Wal-Mart have both selected the Firefly MC network digital media player as the standard appliance in supporting their in-store digital media strategy, and we now expect a third major retailer coming on this quarter.
--  Launched FireStore FS4 to bring Direct To Edit™ (DTE) tapeless technology to hand-held digital video camcorders from JVC, Panasonic,
    Canon, Sony and others.
Investor Conference Call

The company will host a conference call to discuss the third quarter 2004 results on Monday, November 15, 2004 at 1:30 pm PT, after which management will host a question and answer session. The conference call will be broadcast live over the Internet at www.focusinfo.com, and the webcast will be available through December 15, 2004. If you do not have Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through November 17, 2004; dial 706-645-9291, and enter access code 1993540.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The ability of Focus to integrate recent acquisitions into its business model will significantly impact Focus' financial conditional and results of operations. Demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

                        FOCUS Enhancements, Inc.
           Condensed Consolidated Statements of Operations
             (In thousands, except per-share amounts)
                            (Unaudited)

                            Three Months Ended     Nine Months Ended
                          Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                            2004        2003        2004        2003
                          --------    --------    --------    --------

Net revenue               $  5,774    $ 10,762    $ 14,892    $ 19,153
Cost of revenue              3,508       7,469       9,493      12,312
                          --------    --------    --------    --------
  Gross margin               2,266       3,293       5,399       6,841

Operating expenses:
  Sales, marketing and
   support                   1,256       1,103       3,583       3,190
  General and
   administrative              729         417       2,194       1,230
  Research and development   2,489       1,070       5,261       3,174
  Amortization of
   intangible assets           300         132         707         436
  In-process research and
   development                   -           -         300           -
  Restructuring recovery         -           -           -         (29)
                          --------    --------    --------    --------
                             4,774       2,722      12,045       8,001
                          --------    --------    --------    --------
    Income (loss) from
     operations             (2,508)        571      (6,646)     (1,160)
  Interest expense, net         (8)        (46)        (68)       (150)
  Other net income
   (expense)                   (10)          7          10         104
                          --------    --------    --------    --------
    Income (loss) before
     income tax expense     (2,526)        532      (6,704)     (1,206)
  Income tax expense             -           -           1           2
                          --------    --------    --------    --------
    Net income (loss)     $ (2,526)   $    532    $ (6,705)   $ (1,208)
                          --------    --------    --------    --------

Net income (loss) per
 share
   Basic                  $  (0.05)   $   0.01    $  (0.14)   $  (0.03)
   Diluted                $  (0.05)   $   0.01    $  (0.14)   $  (0.03)

Weighted average common
 and common equivalent
 shares
   Basic                    52,803      40,159      48,578      38,150
   Diluted                  52,803      48,755      48,578      38,150

                        FOCUS Enhancements, Inc.
                  Condensed Consolidated Balance Sheets
                 (In thousands, except per-share amounts)
                             (Unaudited)

                                             September 30,     December 31,
                                                2004              2003
                                              --------          --------
Assets

Current assets:
  Cash and cash equivalents                   $  2,788          $  3,731
  Accounts receivable, net of allowances
   of $358 and $384                              3,133             2,385
  Inventories                                    4,000             3,493
  Prepaid expenses and other current assets        634               368
                                              --------          --------
      Total current assets                      10,555             9,977

Long-term assets:
  Property and equipment, net                      948               146
  Other assets                                      54               151
  Intangible assets, net                         1,878               635
  Goodwill                                      12,860             5,191
                                              --------          --------
      Total long-term assets                    15,740             6,123

                                              --------          --------
                                              $ 26,295          $ 16,100
                                              ========          ========

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                            $  3,298          $  2,292
  Accrued liabilities                            2,648             1,989

  Current portion of long-term debt                 31                 -
  Borrowings under line-of-credit                  224                 -
                                              --------          --------
      Total current liabilities                  6,201             4,281

Long-term liabilities:
  Convertible promissory notes
   payable to shareholder                            -             3,867
  Long-term debt, net of current portion           184                 -
                                              --------          --------
      Total long-term liabilities                  184             3,867

Stockholders' equity:
  Preferred stock, $0.01 par value;
   authorized 3,000,000 shares; 3,161 and
   1,904 shares issued at September 30, 2004
   and December 31, 2003, respectively
   (aggregate liquidation preference $3,917)         -                 -
  Common stock, $0.01 par value; 100,000,000
   shares authorized, 53,733,424 and
   42,800,240 shares issued at September 30,
   2004 and December 31, 2003, respectively        536               428
  Additional paid-in capital                    89,846            71,295
  Accumulated deficit                          (69,726)          (63,021)
  Cumulative foreign currency translation
   adjustments                                       4                 -
  Treasury stock at cost, 497,055 shares at
   September 30, 2004 and December 31, 2003,
   respectively                                   (750)             (750)
                                              --------          --------
      Total stockholders' equity                19,910             7,952

                                              --------          --------
                                              $ 26,295          $ 16,100
                                              ========          ========

Investor Relations Contacts:
Kirsten Chapman/David Barnard, CFA
Lippert/Heilshorn & Associates
(415) 433-3777
David@lhai-sf.com